Exhibit 99.1

Community Bankers Trust Corporation Reports Results for Second Quarter 2013

Quarterly Net Income of $1.6 million Up 32.8% from Prior Year

Glen Allen, VA, July 26, 2013 - Community Bankers Trust Corporation (the “Company”) (NASDAQ: ESXB), the holding company for Essex Bank (the “Bank”), today reported results for the second quarter of 2013 including the following:

•	Net income for the second quarter of 2013 was $1.6 million compared with net income of $1.2 million for the second quarter of 2012 and net income of $1.3 million for the first quarter of 2013.
•	Net income of $2.9 million for the six months ended June 30, 2013 is an increase of 33.2%, or $731,000, over the same period in 2012.
•	The ratio of nonperforming assets to loans and other real estate has fallen below 4% and was 3.90% at June 30, 2013 compared with 4.94% at March 31, 2013 and 6.60% at June 30, 2012.
•	Loans not covered by FDIC shared-loss agreements have increased $38.7 million, or 7.1%, since June 30, 2012.
•	Noninterest bearing deposits increased $10.7 million, or 13.7%, during 2013.
•	The ratio of the allowance for loan losses to nonaccrual loans was 73.66% at June 30, 2013 compared with 61.38% at December 31, 2012 and 53.74% at June 30, 2012.
•	The ratio of the allowance for loan losses to nonperforming assets was 49.59% at June 30, 2013 compared with 39.94% at December 31, 2012 and 36.52% at June 30, 2012.
•	Noninterest expense decreased $1.2 million, or 11.6%, in the second quarter of 2013 when compared to the same period in 2012.
•	The cost of interest bearing liabilities decreased $103,000, or 5.4%, on a linked quarter basis and $1.6 million, or 30.5%, when comparing the year-to-date periods ended June 30, 2013 and 2012.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, “The results of the second quarter show the bank is ready for strong yet controlled growth. With most of our previous asset quality issues now in resolution, we are focused on expanding our retail franchise and our lending base. The time and expense previously used for problem remediation is now turning toward positive growth. For example, in May, we announced the opening of a new branch office in Annapolis. Additionally, we added three experienced senior lenders to the Maryland banking team.

“We also expanded our small business lending group in central Virginia and added an experienced banker from a larger organization to head up the group. The results are already positive as our net loan growth in the non-covered portfolio was over $12 million for the six months ended June 30, 2013 compared with $4 million of growth for the first six months of 2012. Our noninterest bearing deposits also increased by over $10 million as a consequence of our growth initiatives.

“Our strategic initiatives continue to reflect positive results as subsequent to the end of the second quarter we were given regulatory approval to repay, and repaid, $4.5 million in TARP funds to the U.S. Treasury. The July 24 repayment of over 25% of the total amount of the original TARP investment has no effect on our common tangible book value and is the result of the Company’s improved financial position.”

RESULTS OF OPERATIONS

Net income was $1.6 million for the second quarter of 2013. This compares with net income of $1.2 million in the second quarter of 2012 and net income of $1.3 million in the first quarter of 2013. Net income available to common stockholders was $1.3 million in the second quarter of 2013 compared with net income available to common stockholders of $934,000 in the second quarter of 2012 and net income available to common stockholders of $1.0 million in the first quarter of 2013. Earnings per common share, basic and fully diluted, were $0.06 per share for the second quarter of 2013 compared with $0.04 per share for the second quarter of 2012 and $0.05 per share for the first quarter of 2013.

The increase of $397,000 in net income year over year was driven by a decrease in noninterest expense of $1.2 million, or 11.6%. A reduction of $391,000 in FDIC indemnification asset amortization was the largest decrease in noninterest expense when comparing the second quarter of 2013 to the same period in 2012. Also decreasing year over year were other operating expenses, which declined $373,000, or 20.8%, salaries and employee benefits, which declined $276,000, or 6.6%, and FDIC assessment, which declined $273,000, or 55.0%. Additionally, there was no provision for loan losses in the second quarter of 2013, while there was a $500,000 provision for loan losses in the second quarter of 2012.

Improvement in noninterest expense was offset by a decrease of $332,000 in net interest income after provision for loan losses and a decrease of $308,000 in noninterest income. Loss on sale of other real estate owned (“OREO“) reflected losses and write-downs of $418,000 on OREO properties in the second quarter of 2013 compared with losses and write-downs of $229,000 for the same period of 2012. Management resolves problem credits with aggressive valuation and disposition, as can be evidenced when reviewing Asset Quality further in this press release.

The following table presents summary income statements for the three months and six months ended June 30, 2013 and June 30, 2012.

SUMMARY INCOME STATEMENT

(Dollars in thousands)	For the three months ended		For the six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest income	$12,491	$14,119	$24,657	$27,928
Interest expense	1,791	2,587	3,685	5,299
Net interest income	10,700	11,532	20,972	22,629
Provision for loan losses	-	500	-	750
Net interest income after provision for loan losses	10,700	11,032	20,972	21,879
Noninterest income	971	1,279	1,701	2,104
Noninterest expense	9,391	10,628	18,506	20,920
Net income before income taxes	2,280	1,683	4,167	3,063
Income tax expense	673	473	1,236	863
Net income	1,607	1,210	2,931	2,200
Dividends on preferred stock	221	221	442	442
Accretion of preferred stock discount	59	55	117	110
Net income available to common stockholders	$1,327	$934	$2,372	$1,648

EPS Basic	$0.06	$0.04	$0.11	$0.08
EPS Diluted	$0.06	$0.04	$0.11	$0.08

Interest Income

Interest income was $12.5 million for the second quarter of 2013, an increase of $325,000, or 2.7%, from the first quarter of 2013. Interest and fees on loans (both covered and non-covered) increased $197,000 on a linked quarter basis. This increase was the result of an increase of $2.7 million in the average balance of loans. Likewise, after a declining trend in the yield on the average balance of loans, the rate earned on the non-covered loan portfolio has stabilized and was 5.24% in the second quarter of 2013 and 5.25% for the six months ended June 30, 2013. Interest income on securities increased $123,000, on a linked quarter basis, as the yield on investment securities, on a tax-equivalent basis, increased to 2.80% in the second quarter of 2013 compared with yield of 2.60% in the first quarter of 2013.

Interest income declined $1.6 million, or 11.5%, when comparing the second quarters of 2013 and 2012. Interest income was $12.5 million in the second quarter of 2013 compared with $14.1 million in the second quarter of 2012. Interest and fees on FDIC covered loans declined $1.6 million when comparing the second quarter of 2013 to the second quarter of 2012. This was due to average balances on FDIC covered loans declining $10.8 million, when comparing the second quarter of 2013 to the same period in 2012, combined with a decline in the yield on FDIC covered loans from 18.77% to 13.40%. Non-covered interest and fees on loans was $7.6 million in both the second quarters of 2013 and 2012. Non-covered loan yield declined from 5.48% in the second quarter of 2012 to 5.24% in the second quarter of 2013. This decline was mitigated by an increase in the average balance of non-covered loans, from $553.2 million for the second quarter of 2012 to $582.9 million for the same period in 2013. Despite the lower rate environment and the fierce competition among financial institutions for lending activity, this rate and volume activity resulted in a slight increase of $48,000 in interest income on non-covered loans. Tax equivalent interest income on securities remained constant and was $2.2 million for the second quarter of both 2013 and 2012. The yield on securities, on a tax-equivalent basis, decreased from 3.16% in the second quarter of 2012 to 2.80% in the second quarter of 2013.

For the six months ended June 30, 2013, interest income of $24.7 million represented a decrease of $3.3 million, or 11.7%, from interest income of $27.9 million for the same period in 2012. Interest and fees on FDIC covered loans decreased $2.9 million when comparing the six months ended June 30, 2013 to the same period in 2012. Loans covered by the FDIC shared-loss agreements either make scheduled principal payments, payoff, mature or are charged-off and billed at a rate of 80% of loss to the FDIC. Once these balances decline, amounts represented by the FDIC guarantee is reduced. Interest and fees on non-covered loans was $15.1 million for the six months ended June 30, 2013 compared with $15.3 million for the same period in 2012. The rate earned on these balances declined from 5.53% for the first six months of 2012 to 5.25% for the first six months of 2013. This rate decline was mitigated, in large part, by an increase in the average balance of non-covered loans of $30.3 million, or 5.5%, when comparing the six month periods of 2013 and 2012. Interest and dividends on securities decreased $257,000 when comparing the first six months of 2012 to the same period in 2013, and was $4.1 million for the first six months of 2013 compared with $4.4 million for the same period in 2012. The yield on securities, on a tax equivalent basis, was 2.70% for the first six months of 2013, a decline from 3.11% for the first six months of 2012.

Interest Expense

Interest expense was $1.8 million for the second quarter of 2013 compared with interest expense of $1.9 million in the first quarter of 2013, an improvement of $103,000, or 5.4%. Average interest bearing deposits decreased $15.1 million during the second quarter. Additionally, the cost of interest bearing liabilities declined from 0.83% in the first quarter of 2013 to 0.79% in the second quarter of 2013. The average balance of noninterest bearing deposits increased 7.3%, or $5.5 million, on a linked quarter basis.

Year over year, interest expense declined $796,000, from $2.6 million in the second quarter of 2012 to $1.8 million in the second quarter of 2013. This expense decline of 30.8% resulted from decreases in cost as well as a decline in the level of interest bearing deposits. The cost of interest bearing liabilities declined from 1.13% in the second quarter of 2012 to 0.79% in the second quarter of 2013. The cost of deposits declined similarly from 1.03% in the second quarter of 2012 to 0.75% for the second quarter of 2013. The cost of FHLB and other borrowings also exhibited improvement, from 3.33% in the second quarter of 2012 to 1.41% in the second quarter of 2013.

For the six months ended June 30, 2013 total interest expense declined $1.6 million, or 30.5%, and was $3.7 million compared with $5.3 million for the same period in 2012. The cost of interest bearing deposits decreased from $4.6 million to $3.3 million when comparing the first six months of 2012 and 2013, respectively. The rate paid on average total interest bearing deposits declined from 1.06% to 0.77%. The cost of FHLB and other borrowings declined for the first six months of 2013 to 1.43% compared with 3.42% for the same period in 2012. The cost of total interest bearing liabilities decreased from 1.16% for the first six months of 2012 to 0.81% for the same period in 2013.

Net Interest Income

Net interest income was $10.7 million for the quarter ended June 30, 2013, compared with $10.3 million for the quarter ended March 31, 2013.  This represents an increase of $428,000, or 4.2%. On a tax equivalent basis, net interest income was $10.8 million for the second quarter of 2013 compared with $10.3 million for the first quarter of 2013. Additionally, an increase in the yield on earning assets of 11 basis points, coupled with a four basis point decline in the cost of interest bearing liabilities, improved the interest spread and net interest margin on a linked quarter basis. The tax equivalent net interest margin increased from 4.17% in the first quarter of 2013 to 4.32% in the second quarter of 2013. The interest spread increased from 4.10% to 4.25% on a linked quarter basis.

Year over year, net interest income decreased $832,000, or 7.2%, from $11.5 million in the second quarter of 2012 to $10.7 million in the second quarter of 2013. This was primarily the result of a decrease in the Company’s interest spread, from 4.71% in the second quarter of 2012 to 4.25% in the second quarter of 2013. While the cost of interest bearing liabilities declined 34 basis points, year over year, from 1.13% to 0.79%, the yield on earning assets declined by a larger degree, from 5.84% to 5.04%, or 80 basis points. This decreased the Company’s net interest margin from 4.78% in the second quarter of 2012 to 4.32% for the same period in 2013.

For the six months ended June 30, 2013, net interest income of $21.0 million decreased $1.7 million, or 7.3%, from net interest income of $22.6 million for the first six months of 2012. The Company’s net interest spread declined from 4.65% for the first six months of 2012 to 4.18% for the same period in 2013. While the cost of interest bearing liabilities declined from 1.16% to 0.81% during the comparison period, the yield on earning assets declined by 82 basis points, from 5.81% for the first six months of 2012 to 4.99% for the same period in 2013. The result of this activity was a net interest margin of 4.25% for the first six months of 2013 compared with 4.71% for the first six months in 2012.

The following tables compare the Company’s net interest margin, on a tax equivalent basis, for the three months ended June 30, 2013, June 30, 2012 and March 31, 2013 and six months ended June 30, 2013 and June 30, 2012.

NET INTEREST MARGIN

(Dollars in thousands)	For the three months ended
	June 30, 2013	June 30, 2012	March 31, 2013
Average interest earning assets	$1,000,921	$971,151	$1,006,528
Interest income	$12,491	$14,119	$12,166
Interest income - tax equivalent	$12,575	$14,180	$12,243
Yield on interest earning assets	5.04%	5.84%	4.93%
Average interest bearing liabilities	$914,998	$912,831	$929,483
Interest expense	$1,791	$2,587	$1,894
Cost of interest bearing liabilities	0.79%	1.13%	0.83%
Net interest income	$10,700	$11,532	$10,272
Net interest income - tax equivalent	$10,784	$11,593	$10,349
Interest spread	4.25%	4.71%	4.10%
Net interest margin	4.32%	4.78%	4.17%

	For the six months ended
	June 30, 2013	June 30, 2012
Average interest earning assets	$1,003,709	$965,450
Interest income	$24,657	$27,928
Interest income - tax equivalent	$24,818	$28,050
Yield on interest earning assets	4.99%	5.81%
Average interest bearing liabilities	$922,200	$910,330
Interest expense	$3,685	$5,299
Cost of interest bearing liabilities	0.81%	1.16%
Net interest income	$20,972	$22,629
Net interest income - tax equivalent	$21,133	$22,751
Interest spread	4.18%	4.65%
Net interest margin	4.25%	4.71%

Provision for Loan Losses

No provision for loan losses was recorded for the three month and six month periods ended June 30, 2013. The Company records a separate provision for loan losses for its non-covered loan portfolio and its FDIC covered loan portfolio. There was no provision for loan losses on the non-covered loan portfolio for the quarters ended June 30, 2013 and March 31, 2013. This was the result of increased coverage levels for the ratio of allowance for loan losses to nonperforming loans and the ratio of allowance for loan losses to nonaccrual loans. A decrease in the level of nonperforming assets to loans and other real estate and the level of net charge-offs for the periods has resulted in the increased coverage levels. These items will be presented in greater detail in the Asset Quality section of this press release. There was no provision for loan losses on the FDIC covered loan portfolio during 2013.

The provision for loan losses on non-covered loans was $500,000 for the quarter ended June 30, 2012. The provision for loan losses on non-covered loans was $1.0 million for the six months ended June 30, 2012. The provision for loan losses on the FDIC covered loan portfolio was a $250,000 credit for each of the three months and six months ended June 30, 2013. Improvement in expected losses on the Company’s FDIC covered portfolio resulted in the $250,000 provision benefit during the first quarter of 2012.

Noninterest Income

Noninterest income was $971,000 for the second quarter of 2013 compared with $730,000 for the first quarter of 2013.  This is a linked quarter increase of $241,000, or 33.0%. A decrease of $212,000 in loss on OREO positively influenced noninterest income. The loss on OREO was $418,000 for the second quarter of 2013 compared with a loss of $630,000 for the first quarter of 2013. Other noninterest income improved on a linked quarter basis, from $419,000 in the first quarter of 2013 to $558,000 in the second quarter of 2013. Service charges on deposit accounts also improved performance on a linked quarter basis and increased $38,000, or 5.7%, from $663,000 in the first quarter of 2013 to $701,000 in the second quarter of 2013. Offsetting these increases was a decline of $148,000, or 53.2%, in gains on sales of securities, which was $130,000 in the second quarter of 2013, down from $278,000 in the first quarter of 2013.

Year over year, noninterest income decreased $308,000, from $1.3 million in the second quarter of 2012 to $971,000 in the second quarter of 2013. Loss on OREO was the largest contributor to this decrease as losses on the sale and write-down of OREO increased to $418,000 in the second quarter of 2013 compared with $229,000 in the second quarter of 2012. Gains/(loss) on sale of securities reflected gains of $130,000 in the second quarter of 2013 compared with gains of $290,000 for the same period in 2012. Offsetting these year-over-year decreases to noninterest income were increases of $27,000 in service charges on deposit accounts and $14,000 in other noninterest income.

Noninterest income declined $403,000 when comparing the sixth months ended June 30, 2013 and June 30, 2012. Noninterest income of $1.7 million for the first two quarters of 2013 compared with $2.1 million for the same period in 2012. Loss on OREO increased $642,000 and reflected a loss of $1.0 million for the first six months of 2013 compared with a loss of $406,000 for the same period in 2012. Other noninterest income decreased $68,000 when compared to the first six months of 2012. Offsetting these decreases was an increase in gains on sales of securities of $234,000, as such gains were $174,000 for the first six months of 2012 compared with $408,000 for the same period in 2013. Service charges on deposit accounts increased $73,000 when comparing the year-to-date periods ended June 30, 2013 and June 30, 2012.

Noninterest Expense

On a linked quarter basis, noninterest expenses totaled $9.4 million for the three months ended June 30, 2013 and $9.1 million for the quarter ended March 31, 2013, an increase of $276,000, or 3.0%. FDIC indemnification asset amortization represented the largest increase, $91,000, or 6.1%, on a linked quarter basis and was $1.6 million for the second quarter of 2013.

Noninterest expenses declined $1.2 million, or 11.6%, when comparing the second quarter of 2013 to the same period in 2012. FDIC indemnification asset amortization decreased $391,000, year over year, from $2.0 million for the second quarter of 2012 to $1.6 million for the same period in 2013. Other operating expenses declined $373,000, from $1.8 million in the second quarter of 2012 to $1.4 million in the second quarter of 2013. Salaries and employee benefits decreased $276,000, from $4.2 million in the second quarter of 2012 to $3.9 million in the second quarter of 2013. FDIC assessment declined $273,000, from $496,000 in the second quarter of 2012 to $223,000 in the second quarter of 2013.

For the six months ended June 30, 2013, noninterest expenses were $18.5 million, a decrease of $2.4 million, or 11.5%, from noninterest expenses of $20.9 million for the six months ended June 30, 2012. Indemnification asset amortization of $3.1 million for the six months ended June 30, 2013 represented a decrease of 20.0% from $3.9 million during the same period in 2012. FDIC assessment declined $690,000, or 63.9%, from $1.1 million for the six months ended June 30, 2012 to $390,000 for the six months ended June 30, 2013. Other operating expenses declined 14.9%, or $485,000, from $3.3 million for the six months ended June 30, 2012 to $2.8 million for the same period in 2013. Salaries and employee benefits declined $521,000, or 6.2%, from $8.4 million for the six months ended June 30, 2013 to $7.9 million for the same period in 2012.

Income Taxes

Income tax expense was $673,000 for the three months ended June 30, 2013, compared with income tax expense of $563,000 in the first quarter of 2013. Income tax expense was $473,000 in the second quarter of 2012. For the six months ended June 30, 2013, income tax expense was $1.2 million compared with $863,000 for the same period in 2012.

FINANCIAL CONDITION

At June 30, 2013, the Company had total assets of $1.1 billion, a decrease of $28.7 million, or 2.5%, from total assets of $1.2 billion at December 31, 2012. Total loans were $667.2 million at June 30, 2013, increasing $7.1 million from $660.1 million at December 31, 2012 and $25.4 million, or 4.0%, since June 30, 2012.   The carrying value of FDIC covered loans declined $5.2 million, or 6.1%, from December 31, 2012 and were $79.5 million at June 30, 2013. Non-covered loans equaled $587.8 million at June 30, 2013, increasing $12.3 million since December 31, 2012.   During the second quarter of 2013, total non-covered loans increased by $7.9 million.

Multifamily loans increased $1.2 million during the second quarter of 2013 and have increased $8.9 million since December 31, 2012 and $17.3 million, or 85.0%, since June 30, 2012. Residential 1 – 4 family loans of $141.3 million at June 30, 2013 increased $4.0 million during the second quarter of 2013, $5.9 million since year end and $13.0 million since June 30, 2012. Commercial real estate loans increased $5.0 million, or 2.1%, during the second quarter of 2013 and, at $244.8 million at June 30, 2013, represent the Company’s largest loan category.

The following table shows the composition of the Company’s non-covered loan portfolio at June 30, 2013, March 31, 2013 and December 31, 2012.

NON-COVERED LOANS

(Dollars in thousands)	June 30, 2013		March 31, 2013		December 31, 2012
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$141,292	24.04%	$137,302	23.68%	$135,420	23.52%
Commercial	244,839	41.65%	239,794	41.35%	246,521	42.83%
Construction and land development	61,333	10.43%	60,565	10.44%	61,127	10.62%
Second mortgages	7,002	1.19%	7,326	1.26%	7,230	1.26%
Multifamily	37,587	6.39%	36,344	6.27%	28,683	4.98%
Agriculture	8,977	1.53%	9,616	1.66%	10,359	1.80%
Total real estate loans	501,030	85.23%	490,947	84.66%	489,340	85.01%
Commercial loans	79,279	13.49%	80,942	13.96%	77,835	13.52%
Consumer installment loans	6,070	1.03%	6,523	1.12%	6,929	1.20%
All other loans	1,482	0.25%	1,524	0.26%	1,526	0.27%
Gross loans	587,861	100.00%	579,936	100.00%	575,630	100.00%
Allowance for loan losses	(11,523)		(12,258)		(12,920)
Net unearned income/unamortized premium on loans	(104)		(129)		(148)

Non-covered loans, net of unearned income	$576,234		$567,549		$562,562

The Company’s securities portfolio, excluding equity securities, decreased $37.5 million, or 10.7%, from $351.4 million at December 31, 2012 to $313.9 million at June 30, 2013. Realized gains of $408,000 occurred during the first two quarters of 2013 through sales and call activity. The Company took a short-term position in a $40 million U.S. Treasury issue at December 31, 2012 to fully invest short-term excess cash balances on deposit by local municipal governments. The issue matured in the first quarter of 2013 and is the primary factor for the decrease in securities balances from December 31, 2012. The maturity of these funds was not reinvested but was offset by a decline in public funds.

The Company had cash and cash equivalents of $25.3 million at June 30, 2013, up slightly from $24.1 million at December 31, 2012. There was $1.0 million in Federal funds purchased at June 30, 2013 compared with $5.4 million at December 31, 2012.

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, at June 30, 2013, March 31, 2013 and December 31, 2012.

SECURITIES PORTFOLIO

(Dollars in thousands)	June 30, 2013		March 31, 2013		December 31, 2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other U.S. Government agencies	$113,390	$113,205	$121,353	$121,355	$153,480	$153,277
U.S. Government sponsored agencies	-	-	-	-	500	503
State, county and municipal	135,227	133,435	117,964	123,059	112,110	117,596
Corporate and other bonds	6,963	7,002	5,453	5,519	7,530	7,618
Mortgage backed securities – U.S. Government agencies	11,810	11,887	10,996	11,272	15,192	15,560
Mortgage backed securities – U.S. Government sponsored agencies	12,580	12,596	12,634	12,885	14,349	14,524
Total securities available for sale	$279,970	$278,125	$268,400	$274,090	$303,161	$309,078

	June 30, 2013		March 31, 2013		December 31, 2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$11,812	$12,602	$11,819	$12,865	$11,825	$12,967
Mortgage backed securities – U.S. Government agencies	7,832	8,313	8,360	8,923	9,112	9,727
Mortgage backed securities – U.S. Government sponsored agencies	16,103	16,878	18,498	19,534	21,346	22,534
Total securities held to maturity	$35,747	$37,793	$38,677	$41,322	$42,283	$45,228

Interest bearing deposits at June 30, 2013 were $864.2 million, a decrease of $32.1 million from December 31, 2012. The only category experiencing growth during 2013 is savings deposits, which increased 7.8%, or $6.1 million, during the first six months of 2013. Time deposits $100,000 and over decreased $21.4 million during the six months ended June 30, 2013 as management did not renew a $20 million public funds certificate of deposit. NOW accounts decreased $7.2 million, or 5.0%, during 2013, and were impacted by seasonality and anticipated outflows of public funds accumulated in the fourth quarter of 2012. NOW accounts have since regained some of this decrease, as balances increased by $9.0 million in the second quarter of 2013. Time deposits less than $100,000 decreased $7.5 million during the first six months of 2013 as management continues to attempt to lower interest expense by repricing certificates of deposit at lower rates. MMDA accounts declined $2.2 million during the first two quarters of 2013.

The following table compares the mix of interest bearing deposits for June 30, 2013, March 31, 2013, December 31, 2012 and June 30, 2012.

INTEREST BEARING DEPOSITS
(Dollars in thousands)
	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
NOW	$135,765	$126,784	$142,923	$131,040
MMDA	110,976	112,473	113,171	115,813
Savings	83,562	79,988	77,506	73,332
Time deposits less than $100,000	279,972	284,936	287,422	305,226
Time deposits $100,000 and over	253,937	256,547	275,318	248,538
Total interest bearing deposits	$864,212	$860,728	$896,340	$873,949

The Company had Federal Home Loan Bank (“FHLB”) advances of $49.5 million at June 30, 2013 compared with $49.8 million at December 31, 2012. The blended rate on the average balance of these borrowings was 1.43% during the first six months of 2013.

Stockholders’ equity was $112.8 million at June 30, 2013 and $115.3 million at December 31, 2012. The equity-to-asset ratios were 10.0% at June 30, 2013 and 10.0% at December 31, 2012.

Asset Quality – non-covered assets

Nonaccrual loans were $15.6 million at June 30, 2013, down 25.7%, or $5.4 million, from nonaccrual loans of $21.0 million at December 31, 2012. The June 30, 2013 total is down $9.5 million, or 37.8%, from nonaccrual loans of $25.2 million at June 30, 2012. The decrease from December 31, 2012 was the net result of $1.7 million in additions to nonaccrual loans and $7.1 million in reductions. With respect to the reductions to nonaccrual loans, $2.2 million were paid out by the borrower or another lending institution, $2.2 million returned to accruing status, $858,000 were moved to foreclosure, $1.5 million were charged-off and $325,000 were the result of payments to existing credits.

Total nonperforming assets of $23.2 million at June 30, 2013 represented a decrease during the second quarter of 2013 of $5.9 million, or 20.3%. Nonperforming assets have declined $9.1 million, or 28.2%, since December 31, 2012 and $13.8 million, or 37.3%, since June 30, 2012.

There were net charge-offs of $735,000 in the second quarter of 2013 compared with $662,000 in the first quarter of 2013 and $909,000 in the second quarter of 2012. Total charge-offs for the second quarter of 2013 were $1.3 million compared with $908,000 in the first quarter of 2013 and $1.1 million in the second quarter of 2012. Recoveries of previously charged-off loans were $567,000 in the second quarter of 2013 compared with $246,000 in the first quarter of 2013 and $238,000 in the second quarter of 2012.

Non-covered OREO decreased $2.1 million in the second quarter of 2013 and was $7.6 million at June 30, 2013. The change in non-covered OREO during the second quarter of 2013 was reflected in additions of $102,000, reductions by sales of $1.9 million and write-downs of $328,000.  Non-covered OREO was $10.8 million at December 31, 2012 and $11.9 million at June 30, 2012.

The allowance for loan losses equaled 73.66% of non-covered nonaccrual loans at June 30, 2013 compared with 64.64% of non-covered nonaccrual loans at March 31, 2013, 61.38% at December 31, 2012 and 53.74% at June 30, 2012. The ratio of the allowance for loan losses to total nonperforming assets was 49.59% at June 30, 2013, 42.07% at March 31, 2013, 39.94% at December 31, 2012 and 36.52% at June 30, 2012.  The ratio of nonperforming assets to loans and other real estate have declined from 6.60% at June 30, 2012 to 3.90% at June 30, 2013. The ratio of nonperforming assets to loans and other real estate was 4.94% at December 31, 2012.

The following table reconciles the activity in the Company’s non-covered allowance for loan losses, by quarter, for the past five quarters.

CREDIT QUALITY
(Dollars in thousands)	2013		2012
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$12,258	$12,920	$14,303	$13,526	$13,935
Provision for loan losses	-	-	450	-	500
Charge-offs	(1,302)	(908)	(1,974)	(819)	(1,147)
Recoveries	567	246	141	1,596	238
Net (charge-offs) recovery	(735)	(662)	(1,833)	777	(909)
End of period	$11,523	$12,258	$12,920	$14,303	$13,526

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

ASSET QUALITY (NON-COVERED)

(Dollars in thousands)	2013		2012
	June	March	December	September	June
	30	31	31	30	30
Nonaccruing loans	$15,644	$18,963	$21,048	$25,730	$25,168
Loans past due 90 days and accruing interest	-	465	509	85	-
Total nonperforming non-covered loans	15,644	19,428	21,557	25,815	25,168
Other real estate owned non-covered	7,593	9,712	10,793	11,896	11,869
Total nonperforming non-covered assets	$23,237	$29,140	$32,350	$37,711	$37,037

Allowance for loan losses to loans	1.96%	2.11%	2.25%	2.56%	2.46%
Allowance for loan losses to nonperforming assets	49.59%	42.07%	39.94%	37.93%	36.52%
Allowance for loan losses to nonaccrual loans	73.66%	64.64%	61.38%	55.59%	53.74%
Nonperforming assets to loans and other real estate	3.90%	4.94%	5.52%	6.60%	6.60%
Net charge-offs for quarter to average loans, annualized	0.50%	0.46%	1.30%	(0.56)%	0.66%

A further breakout of nonaccrual loans, excluding covered loans, at June 30, 2013, March 31, 2013 and December 31, 2012 is below:

NON-COVERED NONACCRUAL LOANS

(Dollars in thousands)	June 30, 2013		March 31, 2013		December 31, 2012
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$5,232	0.89%	$5,717	0.99%	$5,562	0.97%
Commercial	1,421	0.24%	3,853	0.66%	5,818	1.01%
Construction and land development	8,465	1.44%	8,772	1.51%	8,815	1.53%
Second mortgages	129	0.02%	141	0.03%	141	0.03%
Multifamily	-	-	-	-	-	-
Agriculture	223	0.04%	234	0.04%	250	0.04%
Total real estate loans	15,470	2.63%	18,717	3.23%	20,586	3.58%
Commercial loans	114	0.02%	161	0.03%	385	0.07%
Consumer installment loans	60	0.01%	85	0.01%	77	0.01%
All other loans	-	-	-	-	-	-
Gross loans	$15,644	2.66%	$18,963	3.27%	$21,048	3.66%

Capital Requirements

Total stockholders’ equity decreased $2.5 million in the first two quarters of 2013 and was $112.8 million at June 30, 2013. The decrease was the result of a $5.1 million decrease in accumulated other comprehensive income caused by a decline in the market value of investment securities. The Company’s equity to asset ratio at June 30, 2013 was 10.0%. The Company’s ratio of total risk-based capital was 16.9% at June 30, 2013 compared with 17.0% at December 31, 2012. The tier 1 risk-based capital ratio was 15.7% at June 30, 2013 and 15.8% at December 31, 2012. The Company’s tier 1 leverage ratio was 9.7% at June 30, 2013 and 9.4% at December 31, 2012.  All capital ratios exceed regulatory minimums.

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates two loan production offices in Virginia. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Friday, July 26, 2013, at 10:00 a.m. Eastern Time to discuss the second quarter 2013 financial results. The public is invited to listen to this conference call by dialing 800-860-2442 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 noon Eastern Time on July 26, 2013 until 9:00 a.m. Eastern Time on August 5, 2013. The replay will be available by dialing 877-344-7529 and entering access code 10031398 or through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared-loss agreements; assumptions and estimates that underlie the accounting for loan pools under the shared-loss agreements; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

Consolidated Balance Sheets

Unaudited Condensed

(Dollars in thousands)
	June 30, 2013	December 31, 2012	June 30, 2012
Assets
Cash and due from banks	$10,399	$12,502	$11,943
Interest bearing bank deposits	14,854	11,635	17,808
Federal funds sold	-	-	7,000
Total cash and cash equivalents	25,253	24,137	36,751
Securities available for sale, at fair value	278,125	309,078	259,427
Securities held to maturity	35,747	42,283	53,207
Equity securities, restricted, at cost	7,236	7,405	6,804
Total securities	321,108	358,766	319,438

Loans held for resale	5,653	1,266	1,179
Loans not covered by FDIC shared-loss agreements	587,757	575,482	549,018
Loans covered by FDIC shared-loss agreements	79,476	84,637	92,850
Allowance for loan losses (non-covered)	(11,523)	(12,920)	(13,526)
Allowance for loan losses (covered)	(484)	(484)	(456)
Net loans	655,226	646,715	627,886

Bank premises and equipment	33,318	33,638	34,408
Other real estate owned, non-covered	7,593	10,793	11,869
Other real estate owned, covered by FDIC	2,411	3,370	3,923
FDIC receivable	878	895	584
Bank owned life insurance	20,449	15,146	14,869
Core deposit intangibles, net	9,166	10,297	11,427
FDIC indemnification asset	29,166	33,837	37,915
Other assets	14,346	14,428	15,647
Total assets	$1,124,567	$1,153,288	$1,115,896

Liabilities
Deposits:
Noninterest bearing	88,696	77,978	79,909
Interest bearing	864,212	896,340	876,949
Total deposits	952,908	974,318	953,858

Federal funds purchased	1,000	5,412	-
Federal Home Loan Bank advances	49,479	49,828	37,000
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	4,238	4,289	7,555
Total liabilities	1,011,749	1,037,971	1,002,537

Stockholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value, 17,680 shares issued and outstanding)	17,680	17,680	17,680
Discount on preferred stock	(117)	(234)	(344)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (200,000,000 shares authorized $0.01 par value; 21,693,059 shares issued and outstanding at June 30, 2013)	217	217	216
Additional paid in capital	144,532	144,398	144,303
Accumulated deficit	(48,237)	(50,609)	(52,334)
Accumulated other comprehensive income	(2,294)	2,828	2,801
Total stockholders' equity	$112,818	$115,317	$113,359
Total liabilities and stockholders' equity	$1,124,567	$1,153,288	$1,115,896

Consolidated Statements of Operations
Unaudited Condensed
(Dollars in thousands)	Three months ended			Three months ended
	YTD 2013	June 30, 2013	March 31, 2013	YTD 2012	June 30, 2012	March 31, 2012
Interest and dividend income
Interest and fees on loans	$15,133	$7,622	$7,511	$15,261	$7,574	$7,687
Interest and fees on FDIC covered loans	5,404	2,745	2,659	8,280	4,366	3,914
Interest on federal funds sold	3	1	2	4	3	1
Interest on deposits in other banks	22	14	8	31	19	12
Investments (taxable)	3,783	1,945	1,838	4,116	2,039	2,077
Investments (nontaxable)	312	164	148	236	118	118
Total interest income	24,657	12,491	12,166	27,928	14,119	13,809
Interest expense
Interest on deposits	3,301	1,600	1,701	4,594	2,241	2,353
Interest on federal funds purchased	3	2	1	3	3	-
Interest on other borrowed funds	381	189	192	702	343	359
Total interest expense	3,685	1,791	1,894	5,299	2,587	2,712
Net interest income	20,972	10,700	10,272	22,629	11,532	11,097
Provision for loan losses	-	-	-	750	500	250
Net interest income after provision for loan losses	20,972	10,700	10,272	21,879	11,032	10,847
Noninterest income
Loss on other real estate, net	(1,048)	(418)	(630)	(406)	(229)	(177)
Gain/(loss) on sale of securities, net	408	130	278	174	290	(116)
Service charges on deposit accounts	1,364	701	663	1,291	674	617
Other	977	558	419	1,045	544	501
Total noninterest income	1,701	971	730	2,104	1,279	825
Noninterest expense
Salaries and employee benefits	7,894	3,901	3,993	8,415	4,177	4,238
Occupancy expenses	1,380	717	663	1,316	685	631
Equipment expenses	514	247	267	565	270	295
Legal fees	51	38	13	39	15	24
Professional fees	189	139	50	233	148	85
FDIC assessment	390	223	167	1,080	496	584
Data processing fees	1,088	551	537	1,016	499	517
FDIC indemnification asset amortization	3,093	1,592	1,501	3,865	1,983	1,882
Amortization of intangibles	1,131	566	565	1,130	565	565
Other operating expenses	2,776	1,417	1,359	3,261	1,790	1,471
Total noninterest expense	18,506	9,391	9,115	20,920	10,628	10,292
Net income before income taxes	4,167	2,280	1,887	3,063	1,683	1,380
Income tax expense	1,236	673	563	863	473	390
Net income	2,931	1,607	1,324	2,200	1,210	990
Dividends on preferred stock	442	221	221	442	221	221
Accretion of discount on preferred stock	117	59	58	110	55	55
Net income available to common stockholders	$2,372	$1,327	$1,045	$1,648	$934	$714

Income Statement Trend Analysis
Unaudited
(Dollars in thousands)	Three months ended		Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Interest and dividend income
Interest and fees on loans	$7,622	$7,511	$7,687	$7,710	$7,574
Interest and fees on FDIC covered loans	2,745	2,659	2,894	2,931	4366
Interest on federal funds sold	1	2	1	-	3
Interest on deposits in other banks	14	8	14	9	19
Investments (taxable)	1,945	1,838	2,189	2,103	2,039
Investments (nontaxable)	164	148	134	119	118
Total interest income	12,491	12,166	12,919	12,872	14,119
Interest expense
Interest on deposits	1,600	1,701	1,858	2,056	2,241
Interest on federal funds purchased	2	1	3	3	3
Interest on other borrowed funds	189	192	193	280	343
Total interest expense	1,791	1,894	2,054	2,339	2,587

Net interest income	10,700	10,272	10,865	10,533	11,532

Provision for loan losses	-	-	450	-	500
Net interest income after provision for loan losses	10,700	10,272	10,415	10,533	11,032
Noninterest income
Loss on other real estate, net	(418)	(630)	(660)	(767)	(229)
Gains on sale of securities, net	130	278	138	1,180	290
Service charges on deposit accounts	701	663	729	716	674
Other	558	419	464	602	544
Total noninterest income	971	730	671	1,731	1,279
Noninterest expense
Salaries and employee benefits	3,901	3,993	4,068	4,028	4,177
Occupancy expenses	717	663	691	708	685
Equipment expenses	247	267	256	266	270
Legal fees	38	13	9	3	15
Professional fees	139	50	84	74	148
FDIC assessment	223	167	37	368	496
Data processing fees	551	537	335	473	499
FDIC indemnification asset amortization	1,592	1,501	1,492	1,579	1,983
Amortization of intangibles	566	565	566	565	565
Other operating expenses	1,417	1,359	1,527	1,554	1,790
Total noninterest expense	9,391	9,115	9,065	9,618	10,628

Net income before income tax	2,280	1,887	2,021	2,646	1,683
Income tax benefit	673	563	448	837	473
Net income	1,607	1,324	1,573	1,809	1,210
Dividends on preferred stock	221	221	221	221	221
Accretion of discount on preferred stock	59	58	55	55	55
Net income available to common stockholders	$1,327	$1,045	$1,297	$1,533	$934

COMMUNITY BANKERS TRUST CORPORATION

NET INTEREST MARGIN ANALYSIS

AVERAGE BALANCE SHEETS

(Dollars in thousands)

	Three months ended June 30, 2013			Three months ended June 30, 2012
			Average			Average
	Average	Interest	Rates	Average	Interest	Rates
	Balance	Income /	Earned /	Balance	Income /	Earned /
	Sheet	Expense	Paid	Sheet	Expense	Paid

ASSETS:
Loans, including fees	$582,940	$7,622	5.24%	$553,227	$7,574	5.48%
Loans covered by FDIC shared-loss agreements	82,177	2,745	13.40%	93,018	4,366	18.77%
Total loans	665,117	10,367	6.25%	646,245	11,940	7.39%
Interest bearing bank balances	20,407	14	0.27%	33,499	19	0.23%
Federal funds sold	1,951	1	0.11%	10,621	3	0.12%
Investments (taxable)	293,211	1,945	2.65%	268,628	2,039	3.04%
Investments (tax exempt)(1)	20,235	248	4.91%	12,158	179	5.89%
Total earning assets	1,000,921	12,575	5.04%	971,151	14,180	5.84%
Allowance for loan losses	(12,919)			(14,249)
Non-earning assets	129,804			145,880
Total assets	$1,117,806			$1,102,782

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand - interest bearing	$242,346	$190	0.31%	$238,501	$236	0.40%
Savings	81,627	70	0.34%	73,057	70	0.38%
Time deposits	536,115	1,340	1.00%	558,658	1,935	1.39%
Total interest bearing deposits	860,088	1,600	0.75%	870,216	2,241	1.03%
Fed funds purchased	1,145	2	0.77%	1,491	3	0.71%
FHLB and other borrowings	53,765	189	1.41%	41,124	343	3.33%
Total interest bearing liabilities	914,998	1,791	0.79%	912,831	2,587	1.13%
Non-interest bearing deposits	81,056			72,131
Other liabilities	3,936			4,424
Total liabilities	999,990			989,386
Stockholders' equity	117,816			113,396
Total liabilities and stockholders' equity	$1,117,806			$1,102,782
Net interest earnings		$10,784			$11,593
Interest spread			4.25%			4.71%
Net interest margin			4.32%			4.78%

(1) Income and yields are reported on a tax-equivalent basis assuming a federal tax rate of 34%.

COMMUNITY BANKERS TRUST CORPORATION

NET INTEREST MARGIN ANALYSIS

AVERAGE BALANCE SHEETS

(Dollars in thousands)

	Six months ended June 30, 2013			Six months ended June 30, 2012
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid

ASSETS:
Loans, including fees	$581,821	$15,133	5.25%	$551,537	$15,261	5.53%
Loans covered by FDIC shared-loss agreements	81,951	5,404	13.30%	94,282	8,280	17.56%
Total loans	663,772	20,537	6.24%	645,819	23,541	7.29%
Interest bearing bank balances	18,416	22	0.24%	25,032	31	0.24%
Federal funds sold	5,859	3	0.10%	6,794	4	0.11%
Investments (taxable)	296,587	3,783	2.55%	275,569	4,116	2.99%
Investments (tax exempt)(1)	19,075	473	4.96%	12,236	358	5.85%
Total earning assets	1,003,709	24,818	4.99%	965,450	28,050	5.81%
Allowance for loan losses	(13,193)			(14,980)
Non-earning assets	131,084			147,659
Total assets	$1,121,600			$1,098,129

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand - interest bearing	$244,021	$380	0.31%	$237,082	$480	0.41%
Savings	80,011	131	0.33%	72,102	142	0.39%
Time deposits	543,578	2,790	1.03%	559,183	3,972	1.42%
Total interest bearing deposits	867,610	3,301	0.77%	868,368	4,594	1.06%
Fed funds purchased	739	3	0.76%	838	3	0.70%
FHLB and other borrowings	53,851	381	1.43%	41,124	702	3.42%
Total interest bearing liabilities	922,200	3,685	0.81%	910,330	5,299	1.16%
Non-interest bearing deposits	78,319			70,583
Other liabilities	4,026			4,640
Total liabilities	1,004,545			985,553
Total liabilities and
Total liabilities and stockholders' equity	$1,121,600			$1,098,129
Net interest earnings		$21,133			$22,751
Interest spread			4.18%			4.65%
Net interest margin			4.25%			4.71%

(1)  Income and yields are reported on a tax-equivalent basis assuming a federal tax rate of 34%.

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

	June 30, 2013	December 31, 2012	June 30, 2012
Common Tangible Book Value
Total stockholder's equity	112,818,000	115,317,000	113,359,000
Preferred stock (net)	18,600,000	18,483,000	18,373,000
Core deposit intangible (net)	9,166,000	10,297,000	11,427,000
Common tangible book value	85,052,000	86,537,000	83,559,000
Shares outstanding	21,693,059	21,670,212	21,643,474
Common tangible book value per share	$3.92	$3.99	$3.86

Stock Price	$3.62	$2.65	$1.80

Price/common tangible book	92.4%	66.4%	46.6%

Common tangible book/common tangible assets
Total assets	1,124,567,000	1,153,288,000	1,115,896,000
Preferred stock (net)	18,600,000	18,483,000	18,373,000
Core deposit intangible	9,166,000	10,297,000	11,427,000
Common tangible assets	1,096,801,000	1,124,508,000	1,086,096,000
Common tangible book	85,052,000	86,537,000	83,559,000
Common tangible equity to assets	7.75%	7.70%	7.69%